Exhibit 3.2
BYLAWS
of
ACTIVANT SOLUTIONS INC.
(hereinafter, the “Corporation”)
ARTICLE I
OFFICES
     Section 1. Registered Office. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.
     Section 2. Other Offices. The Corporation may also have offices at such other places both within and outside the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine.
ARTICLE II
MEETING OF STOCKHOLDERS
     Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or outside the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.
     Section 2. Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Except as otherwise provided by law or by the certificate of incorporation of the Corporation (as amended or restated from time to time, the (“Certificate of Incorporation”), at such meeting the stockholders shall elect a Board of Directors by a plurality vote, and transact such other business as may properly be brought before the meeting.
     Section 3. Special Meetings. Special meetings of stockholders, for any purpose or purposes, may be called by the (i) President, Secretary or Treasurer, and shall be called by any such officer at the request in writing of any member or members of the Board of Directors representing a majority of the votes entitled to be cast at a meeting of the Board of Directors or (ii) stockholders holding shares in the aggregate entitled to cast not less than 30% of the votes at a meeting of stockholders. Such request shall state the purpose or purposes of the proposed meeting.

     Section 4. Notice of Meetings. Written notice of an annual meeting of stockholders or special meeting of stockholders stating the place, date, and hour of the meeting and in the case of a special meeting of stockholders, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Pursuant to Article V, Section 2, a waiver shall constitute timely written notice.
     Section 5. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.
     Section 6. Voting. Any questions brought before any meeting of stockholders shall be decided by a majority vote of the number of shares entitled to vote, present in person or represented by proxy. Such votes may be cast in person or by proxy, but no proxy shall be voted on or after three (3) years from its date, unless such proxy provides for a longer period.
     Section 7. Action by Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
ARTICLE III
DIRECTORS
     Section 1. Number and Election of Directors. The number of directors that shall constitute the Board of Directors shall be not less than one (1) nor more than fifteen (15). The first Board of Directors shall consist of three (3) directors and one (1) non-voting observer. Thereafter, within the limits specified above, the number of directors shall be determined by the Board of Directors or by the stockholders. Except as provided in Section 2 of this Article III or the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast at annual meetings of stockholders, and each director so elected shall hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier resignation or removal.
     Section 2. Vacancies. Except as otherwise provided by law or the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of all directors, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier resignation or removal. If only a sole remaining director is a member of the Board of Directors, such director’s presence shall constitute a quorum and may act by written resolution, which shall be considered unanimous.
     Section 3. Committees. The Board of Directors may designate one or more committees, which committees shall, to the extent provided in the resolution of the Board of Directors establishing such a committee, have all authority and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent lawful under the General Corporation Law of the State of Delaware (the “DGCL”).
     Section 4. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.
     Section 5. Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the President or any one director with one (1) day’s notice to each director, either personally or by mail, telephone or facsimile transmission. Notice of meetings may be waived to the fullest extent permitted by law.
     Section 6. Quorum; Board Action. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business, and the act of the member or members of the Board of Directors present at any meeting at which there is a quorum and representing a majority of the votes entitled to be cast at such meeting shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only a sole remaining director is a member of the Board of Directors, such director’s presence shall constitute a quorum.
     Section 7. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee or sole remaining director, as the case may be, consent or consents thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.
     Section 8. Compensation. The Corporation shall reimburse the reasonable expenses incurred by members of the Board of Directors in connection with attendance at meetings of the Board of Directors and non-voting observer and of any committee on which a member serves; provided, that the foregoing shall not preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
     Section 9. Removal. Unless otherwise restricted by the Certificate of Incorporation, any stockholders agreement between the Corporation and any of its stockholders or by law, any director, non-voting observer or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.
ARTICLE IV
OFFICERS
     The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.
ARTICLE V
NOTICES
     Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee, non-voting observer or stockholder, such notice may be given by mail, addressed to such director, member of a committee, non-voting observer or stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.
     Section 2. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee, non-voting observer or stockholder, a waiver thereof in writing, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VI
GENERAL PROVISIONS
     Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.
     Section 2. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
     Section 3. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.
ARTICLE VII
AMENDMENTS
     Section 1. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the vote of any member or members of the Board of Directors representing a majority of the votes entitled to be cast at a meeting of the entire Board of Directors.

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